Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (Nos. 333-231353, 333-205143, and 333-279649) on Form S-8 of our reports dated February 19, 2025, with respect to the consolidated financial statements of Wingstop Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
Dallas, Texas
February 19, 2025